Exhibit 23.5

August 3, 2020

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Re:	JetBlue Airways Corporation (the “Company”)
Seventeen Airbus A321-231 Aircraft and Seven Airbus A321-271NX Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above; (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Class B Certificates,” (b) “Prospectus Supplement Summary – Series B Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Class B Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Series B Equipment Notes – Loan to Value Ratios of the Series B Equipment Notes” and (g) “Appendix III – Loan to Value Ratios of the Series B Equipment Notes”; and (iii) references to our firm under the headings (a) “Prospectus Supplement Summary – Series B Equipment Notes and the Aircraft,” (b) “Risk Factors – Risk Factors Relating to the Class B Certificates and the Offering,” (c) “Description of the Aircraft and the Appraisals – The Appraisals” and (d) “Experts” in the Company’s preliminary prospectus supplement expected to be dated on or about August 3 2020, and the Company’s final prospectus supplement, in each case to the prospectus, dated March 1, 2019, included in Registration Statement No. 333-230007 and relating to the offering of JetBlue Airways Corporation Pass Through Certificates, Series 2020-1B.

Sincerely,

BK ASSOCIATES, INC.

By:	/s/ Pooja Gardemal

Name:	Pooja Gardemal, CPA/ABV
Title:	Managing Director